Exhibit 10.5

September 22, 2016

John McGoldrick

CONFIDENTIAL

Dear John,

As you know, WCI Communities, Inc. (the “Company”) has entered into an agreement pursuant to which it will be acquired by Lennar Corporation (the transactions contemplated by such agreement, the “Transaction”). In connection with the Transaction, the Company has determined that you will be eligible to receive a retention bonus.

In consideration for, among other things, your continued support following the date of the consummation of the Transaction (the “Closing Date”), you will be eligible to receive a retention bonus in an amount equal to $335,000 (the “Retention Bonus”). The Retention Bonus, less applicable withholdings and deductions, shall be payable by the Company to you in a cash lump sum on the first payroll date of the Company following the earlier of (a) the one hundred twentieth (120th) day following the Closing Date and (b) the date of termination of your employment by the Company other than for Cause (as defined in Exhibit A), by you for Good Reason (as defined in Exhibit A) or due to death or disability (such earlier date, the “Retention Date”), subject to your continued employment through the Retention Date; provided that, for the avoidance of doubt, if your employment with the Company is terminated by the Company for Cause or by you without Good Reason prior to the Retention Date, you shall have no right to receive the Retention Bonus.

Payment of the Retention Bonus hereunder is subject to the consummation of the Transaction and the terms and conditions set forth in this letter and Exhibit A and, in the event the Transaction does not occur, this letter shall be void ab initio.

The Retention Bonus reflects the importance of your contributions and our desire to reward you as a key member of our team. Thank you for your dedication.

This letter shall be governed in all respects by, and construed, interpreted and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the choice of law principles thereof. This letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Yours truly,

/s/ Keith Bass

WCI Communities, Inc.

By: Keith Bass

Title: President and Chief Executive Officer

/s/ Keith Bass

WCI Communities Management, LLC

By: Keith Bass

Title: President and Chief Executive Officer

/s/ Keith Bass

WCI Communities, LLC

By: Keith Bass

Title: President and Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the first date set forth above

/s/ John McGoldrick
John McGoldrick

[Signature Page to Letter Agreement]

EXHIBIT A

For purposes of this letter, the following capitalized terms shall have the following definitions:

1.

Your employment may be deemed terminated for “Cause” if the Company terminates your employment after you (a) committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) committed intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, (c) refused to, or willfully failed to, perform your material duties to the Company, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to you or (d) violated any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to you describing such violation. Any voluntary termination of employment by you in anticipation of a termination for Cause shall be deemed a termination for Cause.

2.

“Good Reason” means the occurrence, without your written consent, of any of the following events: (a) a material reduction in your base salary or the Company’s intentional failure to pay such base salary when due, excluding any such reduction that affects the Company’s employees generally, (b) an action by the Company resulting in a material adverse change in your title, duties or responsibilities, (c) a requirement by the Company that you change your principal place of employment to a location outside of a fifty (50)-mile radius of Bonita Springs, Florida, subject to required travel or (d) a material reduction in your opportunity to earn a bonus pursuant to the Company’s Incentive Plan in place immediately prior to the Transaction. Notwithstanding the foregoing, (i) the parties agree that any CIC Adjustment may, prior to the 120th day following the consummation of the Transaction, constitute Good Reason to terminate your employment but, regardless of any CIC Adjustment, during the 120-day period following the consummation of the Transaction, you will help facilitate the Transaction and the related integration in a manner commensurate with your senior executive position, and (ii) the parties agree that any required notice of intention to terminate for Good Reason may be provided at any time within 90 days following the occurrence of the event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) and any cure period shall commence on the Company’s receipt of such notice and end on the later of (a) the 30th day after the Company’s receipt of such notice and (b) the 120th day following the consummation of the Transaction, and the termination due to an event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) may occur at any time within two (2) years of the occurrence of such event (subject to any required notice and cure periods). For the avoidance of doubt, “base salary” as referenced in subsection (a) refers to your then-current base salary as in effect before any applicable reduction (or, if greater, your base salary as in effect immediately prior to the Closing Date).

3.

“CIC Adjustment” means (a) any change in your title, duties or responsibilities to another senior executive position of Lennar Corporation as a result of the consummation of the Transaction and any reallocation of duties or responsibilities, respectively, amongst executive officers of the Company and Lennar Corporation in connection with the Transaction or (b) any change in your annual cash bonus opportunity.

4.	“Incentive Plan” means the Company’s Management Incentive Compensation Plan, or any successor incentive bonus plan of the Company.